EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ATLAS ACQUISITION HOLDINGS CORP.

Atlas Acquisition Holdings Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The certificate of incorporation of the Corporation is hereby amended by deleting Article SIXTH thereof in its entirety and substituting the following in lieu thereof:

“SIXTH: The Corporation’s existence shall terminate on February 16, 2010 (hereinafter, the “Termination Date”).”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged by its Chief Executive Officer on this 20th day of January, 2010.

ATLAS ACQUISITION HOLDINGS CORP.

By:	/s/ James N. Hauslein
Name:	James N. Hauslein
Title:	Chief Executive Officer